SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ____________

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported)                April 27, 2005
                                                        -----------------------



                     INTERNATIONAL FLAVORS & FRAGRANCES INC.
-------------------------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


New York                            1-4858                      13-1432060
-------------------------------------------------------------------------------
(State or Other Jurisdiction      (Commission                 (I.R.S. Employer
  of Incorporation)                File Number)             Identification No.)


521 West 57th Street, New York, New York                           10019
-------------------------------------------------------------------------------
(Address of Principal Executive Offices)                        (Zip Code)


Registrant's telephone number, including area code             (212) 765-5500
                                                       ------------------------

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act
         (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act
        (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

     Attached and being furnished hereby as Exhibit 99.1 is a copy of a press release of International Flavors & Fragrances Inc. ("IFF" or "the Company") dated April 27, 2005 reporting IFF's financial results for the first quarter of 2005.

The discussion of the Company's historical results and its commentary regarding expected future results include and, where indicated, exclude the impact of sales and operating results attributable to certain non-core businesses disposed of in 2004, the impact of certain restructuring and other charges recorded in 2004, as well as the effects of exchange rate fluctuations. Such information is supplemental to information presented in accordance with generally accepted accounting principles (GAAP) and is not intended to represent a presentation in accordance with GAAP. In discussing its historical and expected future results and financial condition, the Company believes it is meaningful for investors to be made aware of and to be assisted in a better understanding of, on a period-to-period comparative basis, the impact of sales and operating results attributable to the businesses disposed of, the relative impact of the restructuring and other charges, as well as ongoing exchange rate fluctuations on the Company's operating results and financial condition. The Company believes that this additional non-GAAP information provides investors with an overall perspective of the period-to-period performance of the Company's core business. In addition, management internally reviews each of these non-GAAP financial measures to evaluate performance on a comparative period-to-period basis in terms of absolute performance, trends and expected future performance with respect to its core continuing business.

Item 9.01.  Financial Statements and Exhibits

(c)      Exhibits

         99.1 Press Release of International Flavors & Fragrances Inc., dated April 27, 2005.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                            INTERNATIONAL FLAVORS & FRAGRANCES INC.



Dated:   April 27, 2005
                                     By:   /s/ Douglas J. Wetmore
                                        ---------------------------------
                                           Name:    Douglas J. Wetmore
                                           Title:   Senior Vice President and
                                                    Chief Financial Officer

                                  EXHIBIT INDEX

         Exhibit No.   Description
         ----------    -----------

         99.1 Press Release of International Flavors & Fragrances Inc., dated April 27, 2005.

                                                          FOR IMMEDIATE RELEASE
                                                          ---------------------

                        IFF REPORTS FIRST QUARTER RESULTS
                        ---------------------------------
                              UPDATES 2005 GUIDANCE
                              ---------------------

New York, N.Y., April 27, 2005... International Flavors & Fragrances Inc. (NYSE:
IFF) ("IFF" or "the Company") reported earnings per share for the first quarter 2005 of $.55 compared to $.59 for the prior year quarter. The 2004 first quarter results included the sales and operating results of the European fruit preparations business disposed of in 2004; excluding such results, 2004 first quarter earnings per share would have been $.57.

First Quarter 2005
------------------

First quarter 2005 sales totaled $523 million, declining 2% in comparison to the prior year quarter. Reported sales for the 2005 quarter benefited from the strengthening of various currencies in relation to the U.S. dollar; had exchange rates remained constant, sales for the quarter would have decreased 4% in comparison to the prior year quarter. Fragrance sales increased 4% while flavor sales decreased 9%; on a local currency basis, fragrance sales grew 1% while flavor sales declined 11%.

Flavor sales in the 2005 quarter were impacted by the disposition, in the second half of 2004, of the Company's European fruit preparations business. On an as-adjusted basis, excluding sales attributable to the European fruit business from the 2004 quarterly results, 2005 flavor sales would have increased 1% in dollars and declined 1% in local currency. On the same as - adjusted basis, consolidated sales would have increased 2% in reported dollars and been flat in local currency. Flavor sales, most notably in North America and Europe, were also unfavorably impacted by lower selling prices for naturals, mainly vanilla.

"During the quarter, we achieved a number of new wins and continued to see strong sales trends in many of the markets we have targeted for growth. However we, like others in our industry, continue to face challenges brought on by increased raw material costs and resistance to price increases. By remaining focused on innovation, superior service, and operating discipline, I am confident that we can continue to differentiate ourselves from our competitors and drive market share gains to create value for our shareholders," said Richard
A. Goldstein, Chairman and Chief Executive Officer of IFF.

Fragrance sales were led by fine fragrance which increased 12% in dollars and 9% in local currency; the fine fragrance performance reflected the benefit of a number of new product wins. Chemical sales increased 3% in dollars and 1% in local currency while sales of functional fragrance products declined 1% in dollars and 3% in local currency.

Sales performance by region for the 2005 quarter compared to the prior year quarter follows:

- North America flavor and fragrance sales declined 7% and 3%, respectively; in total, regional sales declined 5%. Aroma chemical sales increased 8%, while fine and functional fragrance sales declined 5% and 7%, respectively. Flavor sales had a difficult comparative with the first quarter of 2004 when sales grew 18%.
- European fragrance sales increased 8% while flavor sales declined 22%; in total, regional sales declined 5%. Reported sales benefited from the strength of the Euro and Pound Sterling; local currency sales declined 10%. Local currency fragrance sales increased 3%; fine fragrance sales increased 17%, driven mainly by new wins, offset by respective decreases of 6% and 4% in functional fragrances and aroma chemicals. Local currency flavor sales declined 26%, mainly as a result of the disposition of the Company's European fruit preparations business. On an as-adjusted basis, excluding sales attributable to the European fruit business from the 2004 results, 2005 flavor sales would have increased 4% in dollars and been flat in local currency.
- Local currency sales in Asia Pacific increased 2% in both flavors and fragrances, resulting in a 4% increase in reported dollar sales. Local currency fragrance sales increased 2% led by a 4% increase in fine fragrances and a 12% increase in aroma chemicals; functional fragrance sales declined 3%. Local currency flavor sales increased 2%, resulting in a 5% increase in reported dollars. For the region, the Philippines, Vietnam and Indonesia were strongest, with respective local currency flavor sales increases of 9%, 32% and 27%. This strong growth was partially offset by weakness in Japan, South Korea and Australia which declined 5%, 22% and 9%, respectively.
- Latin American sales increased 5% with fragrance and flavor sales increasing 5% and 6%, respectively. For the region, sales growth was strongest in Argentina, Brazil and Mexico which grew 14%, 7% and 6%, respectively. Fragrance sales were strongest in Argentina, Brazil and Central America, with respective increases of 16%, 7% and 18%. Fragrance sales growth was led by a 12% increase in fine fragrance sales and a 4% increase in functional fragrances; aroma chemical sales declined 7%. Flavor sales were led by 36%, 11% and 8% increases in Mexico, Argentina and Brazil, respectively.
- India sales increased 13% in local currency and 14% in reported dollars. Local currency fragrance sales increased 10% resulting in a 12% increase in dollars. Flavor sales increased 17% in both local currency and dollars. In both flavors and fragrances, the sales performance reflected the benefit of new product introductions.

Net income for the quarter decreased 7% in comparison to the prior year quarter. The decline in net income was partially due to the disposition of the European fruit business; 2004 results included income approximating $2.2 million attributable to this business. Proceeds from the disposition were used to reduce debt but profits related to the Fruit business were not replaced by interest expense savings. Gross profit, as a percentage of sales, was 41.0% compared to 42.7% in the prior year quarter. The gross margin performance was mainly attributable to increased raw material costs and customer resitance to price increases, as well as declining selling prices for naturals, most notably vanilla. Gross margin was also impacted by lower expense absorbtion attributable to the facility closure in Dijon and the transfer of related production to other manufacturing locations; production at the Dijon facility ceased in March. Research and Development ("R&D") expenses totaled 8.6% of sales compared to 8.3% in the prior year quarter, consistent with the Company's intended level of R&D spending. Selling, General and Administrative ("SG&A") expenses, as a percentage of sales, decreased to 16.2% from 16.8%. SG&A expenses include $2.5 million of equity compensation expense for which there was no comparable expense included in the 2004 first quarter results. However, this added expense was offset mainly by lower accruals under the Company's various incentive plans than in the prior year quarter. Interest expense declined 14% from the prior year quarter due to lower average borrowings in the 2005 quarter compared to the prior year quarter; the average rate on borrowings for the 2005 quarter was 3.2% compared to 3.0% for the 2004 quarter. The effective tax rate for the quarter was 31.2%, compared to 31.5% in the 2004 quarter.

Outlook for 2005 updated
------------------------

Consistent with previous guidance, IFF expects 2005 local currency sales to increase in the low-single digits in comparison to 2004 sales as reported; based on current exchange rates, such local currency growth is expected to result in a low to mid-single digit increase in reported dollars. For purposes of this comparison, 2004 sales include $58 million of sales attributable to the European fruit preparations business. Excluding fruit sales from the 2004 comparative, IFF expects 2005 local currency sales to increase in the low to mid-single digits in comparison to 2004; based on current exchange rates, this local currency growth is expected to result in a mid-single digit increase in reported dollars.

Gross profit as a percentage of sales is expected to remain at approximately the same levels as reported for the first quarter 2005. Manufacturing expenses are expected to benefit from the elimination of duplicate costs related to the shutdown of the Dijon facility. However, margins are expected to remain under pressure due to anticipated increased supply chain costs as well as expected delays in fully implementing price increases. Research and development expenses are expected to approximate 9% of sales, consistent with the Company's intended level of R&D spending. R&D spending will increase somewhat as a percentage of sales in comparison to 2004, mainly as a result of the elimination of the fruit preparations business; relative to other parts of the business, fruit preparations required less R&D as a percentage of sales. In 2005, SG&A expenses, as a percentage of sales, are expected to increase somewhat from 2004 levels, mainly from inclusion of an expected $12.0 - $14.0 million in equity compensation expense in 2005, compared to $5.0 million of such expense in 2004. In May 2004, the Company began using Restricted Stock Units ("RSU's"), rather than stock options, as an element of the Company's incentive compensation plans for all eligible U.S. - based employees and a majority of eligible overseas employees. Vesting of the RSU's for the Company's senior management is performance and time based; for the remainder of eligible employees, vesting is time based (generally over a three year period). The actual expense will depend upon the value of the Company's stock and the number of RSU's granted. Interest expense is expected to decline 10% - 12% from 2004. The Company expects the effective tax rate in 2005 to approximate 31.2%. This tax rate does not contemplate the effect, if any, that may arise as a result of repatriation from overseas subsidiaries as envisioned under the American Jobs Creation Act of 2004; the Company expects to determine the amounts and sources, if any, of foreign earnings to be repatriated in the second half of 2005.

Primarily as a result of the anticipated supply chain cost increases and expected timing in implementing price increases, IFF now expects earnings per share for 2005 to be in the range of $2.20 to $2.35 compared to $2.05 reported in 2004. Excluding restructuring and other charges representing $.22 per share, 2004 results per share were $2.27.

About IFF
---------

IFF is a leading creator and manufacturer of flavors and fragrances used in a wide variety of consumer products-from fine fragrances and toiletries, to soaps, detergents and other household products, to beverages and food products. IFF is dedicated to The Pursuit of Excellence in every area of its business, using knowledge, creativity, innovation and technology to continually provide customers with the highest quality products and service and superior consumer understanding.

IFF has sales, manufacturing and creative facilities in 31 countries worldwide. For more information, please visit our Web site at www.iff.com.

Cautionary Statement Under the Private Securities  Litigation Reform Act of 1995
--------------------------------------------------------------------------------
Statements in this report, which are not historical facts or information, are "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management's reasonable current assumptions and expectations. Certain of such forward-looking information may be identified by such terms as "expect," "believe," "may," and similar terms or variations thereof. All information concerning future revenues, tax rates or benefits, interest savings, and other future financial results or financial position, constitutes forward-looking information. Such forward-looking statements are based on management's reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management's expectations. Such factors include, among others, the following: general economic and business conditions in the Company's markets, including economic, population health and political uncertainties; interest rates; the price, quality and availability of raw materials; the Company's ability to implement its business strategy, including the achievement of anticipated cost savings, profitability and growth targets; the impact of currency fluctuation or devaluation in the Company's principal foreign markets and the success of the Company's hedging and risk management strategies; the impact of possible pension funding obligations and increased pension expense on the Company's cash flow and results of operations; and the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by foreign governments. The Company intends its forward-looking statements to speak only as of the time of such statements and does not undertake to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results.

Conference call
---------------
There will be a conference call today at 10:00 AM Eastern Time, at which time the Company will discuss operating results for the 2005 first quarter, and its current expectations for 2005. The dial in number for U.S.-based participants is 1-800-811-7286; for international participants, the number is 1-913-981-4902. The pass code for the call is 1304290.

A replay of the conference call will be available from 1:00 PM Eastern Time beginning on Wednesday April 27, 2005 and ending at Midnight on Wednesday, May
11. The dial in number for the replay for U.S.-based listeners is 1-888-203-1112; for international listeners, the number is 1-719-457-0820. The replay pass code will be 1304290.

The call can also be monitored via the World Wide Web at www.iff.com. Real Network's Real Player or Microsoft Media Player is required to access the webcast. They can be downloaded from www.real.com or www.microsoft.com/windows/mediaplayer. A replay of the conference call will be available on the Company's website for twelve months.

  Contact
  -------
  Douglas J. Wetmore
  Senior Vice President and Chief
  Financial Officer
  Phone: 212-708-7145

                              ********************

                     International Flavors & Fragrances Inc.
                          Consolidated Income Statement
                  (Amounts in thousands except per share data)

                                                                      Quarter Ended March 31,
                                             -------------------- ------------------ ------------------ --------------------



                                                     As reported      Adjustments         As-adjusted
                                                        2004             (A)                  2004                 2005
                                             -------------------- ------------------ ------------------ --------------------
Net sales                                             $535,015            $24,616           $510,399             $523,052

Cost of goods sold                                     306,786             18,927            287,859              308,397
                                             -------------------- ------------------ ------------------ --------------------
Gross margin on sales                                  228,229              5,689            222,540              214,655
Research & development                                  44,648                627             44,021               44,753
Selling and administrative                              89,726              1,777             87,949               84,744
Amortization                                             3,699                  -              3,699                3,768
                                             -------------------- ------------------ ------------------ --------------------

                                                        90,156              3,285             86,871                81,390
Interest expense                                        (6,457)                 -             (6,457)              (5,576)
Other income (expense), net                             (1,425)                 -             (1,425)                 556
                                             -------------------- ------------------ ------------------ --------------------
Pretax income                                           82,274              3,285             78,989               76,370
Income taxes                                            25,916              1,035             24,881               23,827
                                             -------------------- ------------------ ------------------ --------------------
Net income                                            $ 56,358            $ 2,250           $ 54,108             $ 52,543
                                             ==================== ================== ================== =====================

Net income                                            $ 56,358            $ 2,250           $ 54,108              $52,543
Earnings per share - basic                                $.60               $.02               $.58                 $.56
Earnings per share - diluted                              $.59               $.02               $.57                 $.55
                                             -------------------- ------------------ ------------------ --------------------


(A) Adjustments reflect elimination of sales and operating results of the European fruit preparations business for the period presented. Additional details regarding as-adjusted information are contained in a January 25, 2005 Form 8K filed with the SEC and are also available via the Company's website.

                     International Flavors & Fragrances Inc.
                      Consolidated Condensed Balance Sheet
                             (Amounts in thousands)

                                                                              ------------------- ------------------
                                                                               December 31, 2004    March 31, 2005
                                                                              ------------------  -------------------
      Cash & short-term investments                                                 $   32,995         $   23,175
      Receivables                                                                      358,361            397,580
      Inventories                                                                      457,204            441,798
      Other current assets                                                             112,810            110,698
                                                                              ------------------- ------------------
          Total current assets                                                         961,370            973,251

      Property, plant and equipment, net (1,2)                                         501,334            491,721
      Goodwill and other intangibles, net                                              789,676            785,908
      Other assets                                                                     110,914            122,465
                                                                              ------------------- ------------------
                                  Total assets                                      $2,363,294         $2,373,345
                                                                              =================== ==================

      Commercial paper/bank borrowings and overdrafts                                 $ 15,957           $ 68,754
      Other current liabilities                                                        383,565            343,905
                                                                              ------------------- ------------------
         Total current liabilities                                                     399,522            412,659

      Long-term debt (3)                                                               668,969            660,862
      Non-current liabilities                                                          384,316            397,316

      Shareholders' equity                                                             910,487            902,508
                                                                              ------------------- ------------------
                   Total liabilities and shareholders' equity                       $2,363,294         $2,373,345
                                                                              =================== ==================


     Notes:
     1. Capital spending -         $16 million

     2. Depreciation -             $19 million

     3. At December 31, 2004 and March 31, 2005 long-term debt includes unamortized gains and FAS 133 mark to market adjustments of $23.8 million and $20.5 million, respectively, on various interest rate swaps the Company has entered into; such gains have been deferred and are being amortized over the remaining term of the underlying debt and the mark to market adjustment is recorded each quarter.


                              ********************



      Average Shares Outstanding (in thousands)        2004          2005
      --------------------------------------------------------------------------
      Basic                                           94,033        94,325
      Diluted                                         95,126        96,025


                    Quarter ended March 31, 2005 As Reported
                    ----------------------------------------


  % Change in Sales by Area of Destination         Fragrances      Flavors       Total
  ----------------------------------------         ----------      -------       ------


               North America                           (3)           (7)          (5)

             Europe - Reported                          8            (22)         (5)
             -----------------
          Europe - Local Currency                       3            (26)        (10)

               Latin America                            5             6            5

          Asia Pacific - Reported                       3             5            4
          -----------------------
       Asia Pacific - Local Currency                    2             2            2

              India - Reported                         12             17          14
              ----------------
           India - Local Currency                      10             17          13

              Total - Reported                          4            (9)          (2)
              ----------------
           Total - Local Currency                       1            (11)         (4)


            Quarter ended March 31, 2005 Compared to 2004 As-Adjusted
            ---------------------------------------------------------
      Excluding Sales Attributable to European Fruit Preparations Business
      --------------------------------------------------------------------

  % Change in Sales by Area of Destination         Fragrances      Flavors       Total
  ----------------------------------------         ----------      -------       ------

               North America                            (3)          (7)          (5)

             Europe - Reported                           8            4            6
             -----------------
          Europe - Local Currency                        3            -            1

               Latin America                             5            6            5

          Asia Pacific - Reported                        3            5            4
          -----------------------
       Asia Pacific - Local Currency                     2            2            2

              India - Reported                          12            17          14
              ----------------
           India - Local Currency                       10            17          13

              Total - Reported                           4            1            2
              ----------------
           Total - Local Currency                        1           (1)           -